CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 29, 1998, relating to the financial statements appearing in the August 31, 1998 Annual Report on Form N-SAR of The Purisima Total Return Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Transfer and Dividend Disbursing Agent, Custodian and Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.




PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
September 29, 1998